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                                                                   EXHIBIT 10.22
[SILVERMAN HELLER ASSOCIATES]

July 30, 1997


Mr. Stephen G. Berman
Executive Vice President and
  Chief Operating Officer
JAKKS Pacific, Inc.
24955 Pacific Coast Highway
Suite B202
Malibu, CA 90265

Dear Stephen:

This letter is intended to set forth the terms on which Silverman Heller Associates (SHA) will perform financial and corporate communication activities for JAKKS Pacific, Inc. (JAKK).

It is our understanding that JAKK retains SHA as non-exclusive consultants for investor relations policies and procedures, and to assist JAKK in formulating and implementing a program of communications with the investment community, the investing public and the financial press. Services provided by SHA will include consultation directly with management, contact with the investment community, guidance and arrangement in connection with management exposure, and aid in other corporate financial publications. In this relationship, SHA agrees to comply with all SEC regulations, guidelines and applicable laws and to maintain the confidentiality of all information not cleared by JAKK for public release.

JAKK agrees to inform SHA of material facts related to the Company's past and present performance, financial position and other relevant information and to keep SHA continuously advised of current and impending developments, including copies of JAKK's 10-Q and 10-K reports filed with the SEC and quarterly and annual reports, with full knowledge that SHA will rely thereon.

For services rendered or to be rendered, JAKK agrees to pay SHA a retainer fee of $5,000 per month for the first six months of the agreement and $5,500 per month thereafter, as billed for work commencing on August 7, 1997, and grant an option to purchase 10,000 shares of common stock of JAKK at the closing price on July 30, 1997. The option will represent shares to be registered by the Company 30 days after the commencement date of this agreement and will expire five years from the issue date provided such shares can be registered on an S-8 registration statement. In the event such form of registration is not available or the shares that underlie said options cannot otherwise be registered thereunder, SHA shall be granted piggyback rights with respect to such shares.


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At the end of nine months the parties shall discuss the terms and conditions for an extension and, if the parties each determine to proceed, the Company's Board of Directors will be convened to consider an additional option grant in connection with such extension, if any.

In order to facilitate the conduct of the program, SHA agrees to expend its own funds on behalf of JAKK to cover out-of-pocket expenses as they occur, such as newswire services, security analyst and stockbroker luncheons, travel, printing, mailing and telephone calls. After the end of each month, SHA will invoice JAKK for the specific, itemized amount of out-of-pocket expenses incurred during the month. SHA agrees not to incur any single expense of more than $300,000 without obtaining prior approval by JAKK.

This agreement shall be in effect for a minimum period of nine months from the date of execution. After the expiration of the nine-month term, either party may terminate such agreement with 30 days written notice by certified mail.

If the above fairly reflects your understanding of the agreement, please indicate by signing one copy of this letter and returning it to SHA.

We look forward to a productive relationship.

Sincerely,

/s/ Eugene G. Heller
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Eugene G. Heller


Accepted by:
JAKKS Pacific, Inc.

/s/ Stephen Berman
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